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                                                                    Exhibit 10.7

                               ALSIUS CORPORATION

                           CHANGE OF CONTROL AGREEMENT

     THIS CHANGE OF CONTROL AGREEMENT (this "Agreement"), effective as of this 1st day of July, 2003 by and between _________________ ("Employee") and ALSIUS CORPORATION, a California corporation (the "Company").

                                    RECITALS

     The Board of Directors of the Company believes it is in the best interests of the Company to provide Employee with compensation arrangements and equity benefits upon a Change of Control (as hereinafter defined), that are intended to provide Employee with enhanced financial security, are competitive with those of other companies, and provide sufficient incentive to Employee to remain at the Company as an employee through and after a Change of Control.

     In consideration of the mutual promises and covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

     (a) "Base Compensation" means the base salary the Company pays Employee for his or her services immediately prior to Employee's termination.

     (b) "Cause" means (i) gross negligence or willful misconduct in the performance of Employee's duties to the Company, including Employee's refusal to comply in any material respect with the legal directives of the Board of Directors, or any member of the Company's management, if any, that is higher in rank than Employee after Employee has been notified in writing; (ii) material and willful violation of any federal or state law by Employee that has resulted or is likely to result in material damage to the Company; (iii) commission of any act of fraud by Employee with respect to the Company; or (iv) Employee's conviction of a felony or a crime causing material harm to the standing and reputation of the Company.

     (c) "Change of Control" means the occurrence of any of the following whether they occur in a single transaction or series of related transactions:

          (i) A merger or consolidation of the Company with or into another entity, or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by parties who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;


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          (ii) A stock purchase or similar transaction in which one or more parties acquire, in the aggregate, more than fifty percent (50%) of the combined voting power of Company's outstanding equity securities; or

          (iii) The sale, transfer or other disposition of more than fifty percent (50%) of the assets of the Company

     (d) "Involuntary Termination" shall be deemed to occur if Employee resigns from the Company due to (i) a greater than fifteen percent (15%) salary reduction, (ii) the relocation of Employee's office or work location more than forty (40) miles from the Company's current location, or (iii) a substantial change in title or duties such that Employee is (a) one or more rungs lower in title and rank (not taking into account reductions in title and rank due naturally to becoming an employee of an acquirer that is larger than the Company), and/or (b) required to switch departments (such as being required to switch from manufacturing to sales, sales to accounting, etc.) or to otherwise perform a job that requires markedly different skills from the one previously performed.

     2. Change of Control Severance Benefits. If Employee's employment with the Company terminates at any time within twelve (12) months after a Change of Control, then the following shall apply:

     (a) Voluntary Resignation; Termination For Cause. If Employee voluntarily resigns from the Company or is terminated for Cause, Employee shall not be entitled to receive severance or other benefits hereunder except for those, if any, as may be available under the Company's severance and benefits plans and policies then existing at the time of such termination.

     (b) Involuntary Termination; Termination Without Cause. If an Involuntary Termination occurs or Employee is terminated without Cause, Employee shall be entitled to receive for __________ (___) months following Employee's termination, Employee's Base Compensation, which shall not be less than the Base Compensation to which Employee was entitled on the date that is sixty (60) days prior to Employee's termination, payable in regular payroll increments.

     (c) Reduction of Benefits. The severance payment to Employee set forth in
Section 2(b) hereof shall be reduced by fifty percent (50%) of the compensation earned at a subsequent job by Employee during his or her severance payment period.

     3. Option and Stock Acceleration.

     (a) Acceleration of Stock Options. If Employee's employment with the Company is terminated without Cause or as the result of an Involuntary Termination within the twelve (12)-month period following a Change of Control, then the remaining portion of Employee's unvested stock options shall fully vest, such that all outstanding stock options granted to Employee shall be vested one hundred percent (100%).

     (b) Voluntary Resignation; Termination for Cause. Employee shall not be entitled to receive any accelerated vesting for any then unvested portion of his or her stock options if


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Employee voluntarily resigns from the Company or if Employee is terminated for
Cause prior to or following a Change of Control.

     4. Non-Compete.

     (a) Employee acknowledges that his or her agreement not to compete with the Company is an essential part of the Company's willingness to provide severance payments and other benefits hereunder. Employee and the Company agree that, due to the nature of Employee's employment with the Company, Employee has confidential and proprietary information relating to the business and operations of the Company. Employee acknowledges that such information is of utmost importance to the business of the Company and will continue to be so after Employee's relationship with the Company is terminated. Employee further acknowledges that, based on Employee's unique skills, position and exposure to confidential and proprietary information of the Company, the breach or threatened breach by Employee of the provisions of this Agreement would cause irreparable harm to the Company, which harm will not be adequately and fully redressed by the payment of damages to the Company. Employee further acknowledges that in the event Employee's employment with the Company terminates, Employee will be able to earn a livelihood without violating the restrictions set forth in this Agreement.

     (b) Employee agrees that the limitations of time, geography and scope of activity agreed to in the foregoing covenants are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) Employee has unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company,
(iii) Employee is receiving significant consideration in connection with this Agreement, and (iv) if Employee's employment with the Company ended, Employee would be able to obtain suitable and satisfactory employment without violation of this Agreement.

     (c) During the period Employee is receiving payments and/or other benefits pursuant to the terms of this Agreement, Employee agrees not to perform any services for any company or entity in California that directly or indirectly competes with the Company. During the period Employee is receiving payments and/or other benefits pursuant to the terms of this Agreement and for a period of six (6) months thereafter, Employee agrees not to perform any services for any company or entity in any state outside of California that directly or indirectly competes with the Company.


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     5. At-Will Employment. The Company and Employee acknowledge that Employee's employment is at-will and may be terminated at any time and for any reason, with or without notice. On termination of Employee's employment with the Company, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

     6. Term, Amendment and Termination.

     (a) Term. Subject to Section 6(b) hereof, this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) twelve (12) months after a Change of Control. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

     (b) Amendment and Termination. This Agreement may be amended or terminated only by written agreement of Employee and the Chief Executive Officer or, if Employee is the Chief Executive Officer, an authorized officer or board member of the Company.

     7. Notice.

     (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when mailed overnight delivery via a courier company. In the case of Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President or the Chairman of the Board of Directors.

     (b) Notice of Termination. Any termination by the Company for Cause or by Employee as a result of an Involuntary Termination shall be communicated by a notice of termination of the other party hereto given in accordance with Section 7(a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance that contributes to a showing of Involuntary Termination shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder. The failure by the Company to include in the notice any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.


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     8. Miscellaneous Provisions.

     (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and the Chief Executive Officer or, if Employee is the Chief Executive Officer, an authorized officer or board member of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to its conflict of laws provisions.

     (e) Severability. If any provision or set of provisions of this Agreement (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever:
(a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision shall be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.

     (f) Withholding Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     (g) Successors and Assigns. Employee may not assign any of his or her rights hereunder other than in connection with estate planning or pursuant to Employee's will or the laws of intestate succession. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the Company's successors and assigns the rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     (h) Amendment of Option and Purchase Agreements. The Company and Employee agree that the provisions of this Agreement shall supersede any conflicting provisions of any stock purchase or stock option agreement of Employee, and the Company and Employee agree to execute such further documents as may be necessary to amend any such agreement.


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     (i) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ALSIUS CORPORATION                      EMPLOYEE


By                                      By
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Print Name                              Print Name
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Title
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